UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 17, 2002
Date of Report
(Date of earliest event reported)

EVOLVE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

000-31155	94-3219745
(Commission File No.)	(IRS Employer Identification Number)

150 Spear Street, 11th Floor
San Francisco, California 94105
(Address of Principal Executive Offices)

415-229-3700
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events

            On December 17, 2002, the stockholders of Evolve Software, Inc., or the Company, approved a reverse stock split of the Company’s Common Stock at a ratio of 1 for 40.  The effective time of the reverse stock split is December 19, 2002.  The reverse stock split affects all shares of Common Stock and the exercise price of and the number of shares underlying stock options and Common Stock warrants of the Company outstanding immediately prior to the effective time of the reverse stock split.  The number of shares of Series A and Series B Preferred Stock outstanding will remain the same, but the conversion price of such Preferred Stock will be appropriately adjusted to take into account the reverse stock split.  The Company will pay cash in lieu of fractional shares based on the per share closing sales price of the Company’s Common Stock on December 18, 2002.  The reverse stock split will reduce the number of outstanding shares of the Company’s Common Stock from approximately 46.5 million to approximately 1.2 million.  Computershare Trust Company, Inc. has been retained to manage the exchange of stock certificates.  The record holders of the Company’s Common Stock will receive a letter of transmittal from Computershare Trust Company, Inc., the Company’s transfer agent, for use in exchanging stock certificates.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2002	Evolve Software, Inc.

	By:	/s/ Arthur T. Taylor
Name: Arthur T. Taylor
Title: Chief Financial Officer and Vice President

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